
                                                       Thirteen Weeks Ended               Twenty-Six Weeks Ended
                                                  December 29       December 23       December 29       December 23
                                                     1995               1994              1995             1994
                                                                 (000's omitted, except per share data)


PRIMARY
Weighted Average Shares Outstanding                    9,562            9,299            9,526             9,262

Net effect of dilutive stock
 options-based on the
 treasury stock method using
 average market price                                    261              560              368               505
                                                     --------         -------          -------           -------
     Total                                             9,823            9,859            9,894             9,767


Net income                                         $     696        $   1,945        $   3,327         $   4,140


Net income per share                               $    0.07        $    0.20        $    0.34         $    0.42


FULLY DILUTED
Weighted Average Shares Outstanding                    9,562            9,299            9,526             9,262

Net effect of dilutive  stock  options-based
 on the treasury stock method using the
 greater of the average market price or
 period end market price                                 261              580              368               585
                                                     --------         -------          -------           -------
     Total                                             9,823            9,879            9,894             9,847


Net income                                         $     696        $   1,945        $   3,327         $   4,140


Net income per share                               $    0.07        $    0.20        $    0.34         $    0.42

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


          C-COR ELECTRONICS, INC.
               (Registrant)



Date:     February 12, 1996               /s/ CHRIS A. MILLER
                                          C.P.A., Vice President-Finance
                                          Secretary and Treasurer
                                          (Principal Financial Officer)




Date:     February 12, 1996               /s/ JOSEPH E. ZAVACKY
                                          Controller and Assistant Secretary
                                          (Principal Accounting Officer)